UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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SCHEDULE 14A

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Ameren Corporation

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Supplement to the Definitive Proxy Statement

for the 2024 Annual Meeting of Shareholders

To be Held on Thursday, May 9, 2024

EXPLANATORY NOTE

This proxy statement supplement (the “Supplement”) supplements and amends the definitive proxy statement on Schedule 14A (the “Proxy Statement”) filed with the Securities and Exchange Commission by Ameren Corporation (the “Company”) on March 26, 2024.

Due to an administrative error, the Summary Compensation Table included in the “Executive Compensation” section of the Proxy Statement inadvertently omitted a cash bonus payment paid to Leonard P. Singh, Chairman and President of Ameren Illinois Company, in July 2023 in accordance with the terms of a previously disclosed sign-on bonus award granted to Mr. Singh in June 2022. As a result, information for the 2023 fiscal year in the “Pay Versus Performance” section of the Proxy Statement that is based on the Summary Compensation Table was understated. This Supplement is being filed to correct these errors by (i) reproducing the Summary Compensation Table, originally set forth on page 76 of the Proxy Statement, with changes for fiscal year 2023 information for Mr. Singh in the columns designated “Bonus” and “Total” and the addition of an explanatory statement in footnote (2) to the Summary Compensation Table, and (ii) as a result of the changes to the Summary Compensation Table, reproducing the “Pay Versus Performance” section of the Proxy Statement, originally set forth on pages 91 through 94 of the Proxy Statement, to reflect the higher amounts of “Average Summary Compensation Table Total for Non-CEO NEOs” and “Average Compensation Actually Paid to Non-CEO NEOs” based on the updates to the Summary Compensation Table included in this Supplement. This corrected information is provided below and replaces the information originally included in the Proxy Statement in its entirety.

Except as specifically discussed in this Explanatory Note, this Supplement does not otherwise modify or update any other disclosures presented in the Proxy Statement. This Supplement should be read with the Proxy Statement, and, from and after the date of this Supplement, any references to the “Proxy Statement” shall be deemed to include the Proxy Statement as amended by this Supplement.

If you have already voted by Internet, telephone, or by mail, you do not need to take any action unless you wish to change your vote. Proxy voting instructions already returned by stockholders (via Internet, telephone, or mail) will remain valid and will be voted at the Annual Meeting unless revoked. Important information regarding how to vote your shares and revoke proxies already cast is available in the Proxy Statement under the caption “Questions and Answers About the Annual Meeting and Voting.”

2023 SUMMARY COMPENSATION TABLE

Name and Principal Position(1) (a)	Year (b)	Salary(2) ($) (c)	Bonus(2) ($) (d)	Stock Awards(3) ($) (e)	Non-Equity Incentive Plan Compensation(2)(4) ($) (f)	Change in Pension Value and Nonqualified Def. Comp. Earnings(5) ($) (g)	All Other Compensation(6) ($) (h)	Total ($) (i)
Martin J. Lyons, Jr.	2023	1,200,000	—	5,121,903	1,750,000	763,434	174,094	9,009,431
Chairman, President and	2022	1,100,000	—	4,271,210	1,872,800	—	113,321	7,357,331
Chief Executive Officer, Ameren	2021	755,000	—	2,427,141	807,300	231,240	85,032	4,305,713
Michael L. Moehn	2023	825,000	—	7,788,803	887,900	508,537	114,614	10,124,854
Senior Executive Vice President and	2022	785,000	—	2,438,476	972,000	7,980	99,710	4,303,166
Chief Financial Officer, Ameren	2021	715,000	—	2,298,567	764,500	203,220	80,594	4,061,881
Mark C. Birk	2023	610,000	—	1,225,254	617,900	369,238	70,235	2,892,627
Chairman and President, Ameren Missouri	2022	575,000	—	1,071,661	667,500	10,781	51,620	2,376,562

Chonda J. Nwamu	2023	628,000	—	1,040,671	531,300	238,541	39,098	2,477,610
Executive Vice President, General	2022	600,000	—	1,625,150	620,500	—	32,525	2,878,175
Counsel and Secretary, Ameren
Leonard P. Singh	2023	585,000	250,000	1,086,882	565,700	110,328	104,772	2,702,682
Chairman and President, Ameren Illinois

(1)	Includes compensation received as an officer of Ameren and/or its subsidiaries. Mr. Lyons was elected Chairman of the Company effective November 2, 2023; he was elected President and Chief Executive Officer of the Company effective January 1, 2022, and he previously served as Chairman and President of Ameren Missouri. Mr. Birk and Ms. Nwamu were not NEOs at the Company in 2021. Mr. Singh was not an NEO at the Company in 2022 or 2021.

(2)	Column (d) includes the amount paid to Mr. Singh in 2023 pursuant to a sign-on and retention bonus agreement entered into on July 1, 2022. Other cash compensation received by each NEO for fiscal years 2023, 2022 and 2021 is found in the Salary or Non-Equity Incentive Plan Compensation column of this table. The amounts paid under the STIP, which would generally be considered “bonus” awards, are found under Non-Equity Incentive Plan Compensation in column (f).

(3)	The amounts in column (e) represent the aggregate grant date fair value, as computed in accordance with authoritative accounting guidance, of PSU and RSU awards under the 2022 Plan or 2014 Plan, as applicable, without regard to estimated forfeitures related to service-based vesting conditions. For the PSU grants based on TSR, the calculations reflect an accounting value of 107.5 percent of the target value for the 2023 grants, 105.7 percent of the target value for the 2022 grants, and 111.6 percent of the target value for the 2021 grants. For Mr. Moehn's November 1, 2023 performance-based RSU special award, the calculations reflect an accounting value of 102.9 percent of the target value of the award. For the PSU grants based on the Clean Energy Transition metric and the RSU grants, the calculations reflect an accounting value equal to the closing price of Ameren’s common stock as of the last trading day preceding the grant date. Assumptions used in the calculation of the amounts in column (e) with respect to the PSU and RSU awards are described in Note 11 to our audited financial statements for the fiscal year ended December 31, 2023, included in our 2023 Form 10-K. For Mr. Moehn’s November 1, 2023 performance-based RSU special award, assumptions used in the calculation of the amount included in column (e) include a fair value of units awarded of $76.84, five year risk-free rate of 4.67 percent Ameren’s common stock volatility of 25.74 percent, and volatility range for the peer group of 24.16 percent to 32.18 percent. The aggregate value of the 2023 PSU, RSU, and performance-based RSU special awards, calculated assuming maximum performance and excluding dividends, is as follows: Mr. Lyons - $8,773,406; Mr. Moehn - $10,944,207; Mr. Birk - $2,098,753; Ms. Nwamu - $1,782,618; and Mr. Singh - $1,861,739.

The amounts reported for award grants in column (e) do not reflect actual compensation realized by the NEOs and are not a guarantee of the amount that the NEO will actually receive from the grant of the awards. The actual compensation realized by the NEOs will be based upon the share price of Ameren’s common stock at payout. The performance periods for the annual 2022 and 2023 grants and Mr. Moehn’s 2023 performance-based RSU grant will not end until December 31, 2024, December 31, 2025, and October 31, 2028, respectively, and, as such, the actual value, if any, of the awards will generally depend on the Company’s achievement of certain performance measures during these periods. For information regarding the terms of the awards, the description of vesting conditions, and the criteria for determining the amounts payable, including with respect to the 2021 PSU awards granted to each then-serving NEO, other than Mr. Singh, see “— COMPENSATION DISCUSSION AND ANALYSIS.”

(4)	Represents payouts for performance under the applicable year’s short-term incentive award program. See “— COMPENSATION DISCUSSION AND ANALYSIS” for a discussion of how amounts were determined for 2023.

(5)	Amounts shown in column (g) are the sum of (1) the increase (if any) in the actuarial present value of each NEO’s accumulated benefit under all defined benefit pension plans (including the SRP) from December 31 of the prior fiscal year to December 31 of the applicable fiscal year and (2) the above-market portion of interest determined in accordance with SEC disclosure rules as the difference between the interest credited at the rate in the Company’s deferred compensation plan and interest that would be credited at 120 percent of the AFR published by the Internal Revenue Service (“IRS”) and calculated as of December 2022, for the year ended December 31, 2023, as of December 2021, for the year ended December 31, 2022 and as of December 2020 for the year ended December 31, 2021. The table below shows the allocation of these amounts for each NEO. For 2023, the applicable interest rate for the deferred compensation plan was 5.90 percent for amounts deferred prior to January 1, 2010 and 5.22 percent for amounts deferred on or after January 1, 2010. The above-market earnings are calculated using those applicable interest rates minus 120 percent of the AFR of 5.22 percent published by the IRS and calculated as of December 2022. For 2022, the applicable interest rate for the deferred compensation plan was 4.01 percent for amounts deferred prior to January 1, 2010 and 2.28 percent for amounts deferred on or after January 1, 2010. The above-market earnings are calculated using those applicable interest rates minus 120 percent of the AFR of 2.28 percent published by the IRS and calculated as of December 2021. For 2021, the applicable interest rate for the deferred compensation plan was 3.81 percent for amounts deferred prior to January 1, 2010 and 1.58 percent for amounts deferred on or after January 1, 2010. The above-market earnings are calculated using those applicable interest rates minus 120 percent of the AFR of 1.58 percent published by the IRS and calculated as of December 2020.

Name	Year	Pension Plan Increase ($)	Deferred Compensation Plan Above-Market Interest ($)
Lyons	2023	763,434	—
	2022	(810,311)	—
	2021	231,240	—
Moehn	2023	505,277	3,260
	2022	(751,962)	7,980
	2021	193,311	9,909
Birk	2023	364,834	4,404
	2022	(451,985)	10,781

Nwamu	2023	238,541	—
	2022	(119,091)	—

Singh	2023	110,328	—

For assumptions and methodology regarding the determination of pension values, please refer to the footnotes under the Pension Benefits Table.

(6)	The amounts in column (h) reflect required employer contributions allocated by the Company to each NEO pursuant to the Company’s 401(k) savings plan, which is available to all eligible employees, and the cost of insurance premiums paid by the Company with respect to term life insurance, which amount each NEO is responsible for paying income tax. In 2023, the Company’s 401(k) employer contributions, including the 401(k) Restoration Benefit as described in “— NONQUALIFIED DEFERRED COMPENSATION — Executive Deferred Compensation Plan Participation” below, for each of the NEOs were as follows: Mr. Lyons - $138,276; Mr. Moehn - $80,865; Mr. Birk - $57,488; Ms. Nwamu - $14,850; and Mr. Singh - $36,788. In 2023, the Company’s costs of insurance premiums for the NEOs were as follows: Mr. Lyons - $12,767; Mr. Moehn - $9,526; Mr. Birk - $12,747; Ms. Nwamu - $6,587; and Mr. Singh - $7,282. In 2023, the amount in column (h) also includes costs for tax and financial planning services for Messrs. Lyons, Moehn and Singh and Ms. Nwamu; charitable matching grants for Ms. Nwamu; ticket and related event expenses for Messrs. Lyons, Moehn and Singh and Ms. Nwamu; a portion of the dues for a club membership used primarily for business purposes by Messrs. Lyons and Moehn; and, for Mr. Singh, relocation expenses paid in 2023 and a tax gross-up payment with respect to 2022 and 2023 relocation expenses of $32,611.

Pay vs. Performance

We are providing the following information to comply with Item 402(v) of Regulation S-K:

The Pay vs. Performance (“PVP”) table below provides the “compensation actually paid” ("CAP") to the Company’s CEO and the average CAP for non-CEO NEOs. CAP represents a new calculation of compensation that differs from the total compensation reported in the Summary Compensation Table (“SCT”). You should refer to the “Compensation Discussion and Analysis” section above for discussion regarding how the Company’s compensation program is designed to align with the Company’s performance and long-term shareholder interests.

					Value of initial fixed $100 investment based on:
Year (a)	Summary Compensation Table Total for CEO(1) ($) (b)	Compensation Actually Paid to CEO(2) ($) (c)	Average Summary Compensation Table Total for Non-CEO NEOs(3) ($) (d)	Average Compensation Actually Paid to Non-CEO NEOs(4) ($) (e)	Cumulative Total Shareholder Return ($) (f)	Peer Group Cumulative Total Shareholder Return(5) ($) (g)	Net Income(6) (in millions) $ (h)	Company- Selected Measure: Annual Earnings Per Share(7) ($) (i)
2023	9,009,431	2,812,991	4,549,443	2,354,962	105.1	111.6	1,152	4.38
2022	7,357,331	8,431,586	3,855,710	4,629,404	125.2	120.1	1,074	4.14
2021	9,807,836	13,567,261	3,278,949	4,395,710	122.1	118.3	990	3.84
2020	10,058,353	15,068,893	4,119,985	5,163,486	104.3	100.5	871	3.50

(1)	Mr. Lyons served as the Company's President and Chief Executive Officer during 2022 and 2023 and additionally served as Chairman effective as of November 2, 2023. Mr. Baxter served as the Company's Executive Chairman in 2022 through his retirement on November 2, 2023, and as Chairman, President and Chief Executive Officer in 2020 and 2021.

(2)	To calculate CAP for the CEO, as reported in column (c), the following amounts were deducted from and added to the CEO’s total compensation, as reported in the SCT:

	2023	2022	2021	2020
SCT Total for CEO	9,009,431	7,357,331	9,807,836	10,058,353
Deductions from SCT:
Grant Date Fair Value of Equity-Based Awards Granted in Year (as Reported in Column (e) of the SCT)	(5,121,903)	(4,271,210)	(5,572,210)	(5,546,556)
Change in Pension Value (as included in column (g) of the SCT)	(763,434)	—	(514,419)	(1,330,006)
Additions to SCT:
Fair Value at Year-end of Unvested Awards Granted in Year(8)	3,132,580	4,564,904	6,503,849	7,053,682
Change in Fair Value of Awards Granted in Prior Years that Vested during the Year(8)	(471,298)	(86,593)	(930,958)	267,784
Change in Fair Value of Unvested Awards Granted in Prior Years that Remain Unvested and Outstanding at Year-End(8)	(3,196,298)	638,260	4,023,820	4,366,953
Service Cost for all Defined Benefit Pension Plans	223,913	228,894	249,343	198,683
Compensation Actually Paid to CEO(9)	2,812,991	8,431,586	13,567,261	15,068,893

(3)	The Non-CEO NEOs for the applicable periods are: Mr. Lyons (2020-2021), Mr. Moehn (2020-2023), Mr. Baxter (2022), Ms. Nwamu (2022-2023), Mr. Birk (2022-2023), Mr. Richard J. Mark, the former Chairman and President of Ameren Illinois (2020-2021), Mr. Fadi M. Diya, Senior Vice President and Chief Nuclear Officer of Ameren Missouri (2020-2021), and Mr. Singh (2023).

(4)	To calculate Average CAP for the other NEOs, as reported in column (e), the following amounts were deducted from and added to the NEOs’ total compensation, as reported in the SCT:

	2023	2022	2021	2020
Average SCT Total Compensation for Non-CEO NEOs	4,549,443	3,855,710	3,278,949	4,119,985
Deductions from SCT:
Grant Date Fair Value of Equity-Based Awards Granted in Year (as Reported in Column (e) of the SCT)	(2,785,403)	(2,060,415)	(1,691,969)	(2,353,962)
Change in Pension Value (as included in column (g) of the SCT)	(304,745)	—	(207,943)	(552,469)
Additions to SCT:
Fair Value at Year-end of Unvested Awards Granted in Year(8)	2,042,220	2,187,358	1,974,854	2,806,801
Change in Fair Value of Awards Granted in Prior Years that Vested during the Year(8)	(154,054)	(107,389)	(273,115)	65,188
Change in Fair Value of Unvested Awards Granted in Prior Years that remain Unvested and Outstanding at Year-End(8)	(1,087,883)	583,120	1,183,960	971,028
Service Cost for all Defined Benefit Pension Plans	95,384	171,020	130,974	106,915
Average Compensation Actually Paid to Non-CEO NEOs(9)	2,354,962	4,629,404	4,395,710	5,163,486

(5)	Represents the Cumulative TSR for the S&P 500 Utilities Index.

(6)	Value reported is net income attributable to Ameren common shareholders, as reported in the Company’s Annual Report on Form 10-K for the applicable period.

(7)	Value reported is the Company’s GAAP diluted EPS for the respective year.

(8)	The below table provides the valuation assumptions used in determining the fair value of equity awards (on the respective valuation dates) that are materially different from those originally disclosed as of the grant date of such equity awards.

Performance Period	Valuation Date	Risk-Free Rate	Ameren's Common Stock Volatility	Volatility Range for the Peer Group
2023-2028	12/31/2023	3.85%	26.2%	24.49% - 30.56%
2023-2025	12/31/2023	4.23%	22.0%	19.98% - 24.79%
2022-2024	12/31/2022	4.41%	20.09%	19.18% - 23.89%
	12/31/2023	4.79%	22.1%	18.01% - 23.96%
2021-2023	12/31/2021	0.73%	33.2%	29.71% - 41.14%
	12/31/2022	4.73%	21.99%	21.77% - 27.08%
2020-2022	12/31/2020	0.13%	32.2%	28.98% - 40.10%
	12/31/2021	0.39%	18.0%	16.19% - 22.46%
2019-2021	12/31/2019	1.58%	16.5%	15.06% - 30.22%
	12/31/2020	0.10%	43.3%	38.61% - 54.73%
2018-2020	12/31/2019	1.59%	14.3%	12.67% - 146.95%

(9)	No adjustments were required with respect to the dollar value of dividends or other earnings paid on stock or option awards, because the value of dividend equivalents accrued on such awards are included in the calculation of the fair value of such awards as of each applicable valuation date.

Additional Company-Selected Performance Measures

The following table represents the unranked list of the most important performance measures the Company used to align compensation actually paid to the CEO and NEOs for 2023 to Company performance. While these performance measures are the most important measures, additional financial and other measures were also considered to align the CEO and NEOs’ pay and performance as further described in the “Compensation Discussion and Analysis” section above.

Annual EPS
Three-Year TSR Ranking vs. the TSR Peer Group
Clean Energy Transition metric

These measures generally reflect those used internally to measure Company performance and externally to report to investors, and taken together they provide a holistic measure of Company growth, shareholder value and overall financial performance, as well as progress toward transitioning to clean energy through the addition of renewable generation, energy storage and the retirement of coal-fired energy centers.

Relationship Between Compensation Actually Paid and Performance Measures in the PVP Table

The most important annual financial measure that the Company uses to link pay to performance is the Company's annual EPS, which is not only the most heavily weighted metric in the STIP, but also generally consistent with Ameren’s TSR, which is the most heavily weighted performance metric in the Company's LTIP. As shown in the chart below, the Company's EPS increased by 9.7% between 2020 and 2021, while the CEO and Average NEO CAP decreased by 10% and 14.9%, respectively, for the same period. In 2022, while the Average NEO CAP increased by 5.3% and the CEO CAP decreased by 37.9%, driven primarily by the appointment of a new CEO effective January 1, 2022, the Company's EPS increased by 7.8%. In 2023, while the CEO CAP and the Average NEO CAP decreased by 66.6% and 49.1% respectively, driven primarily by the impact on the fair value of outstanding equity awards of the fourth quarter 2023 Ameren stock price decline as a result of the unfavorable regulatory outcomes in Ameren Illinois’ natural gas and multi-year electric distribution rate review and grid plan proceedings, the Company's EPS increased by 5.8%.

During the four-year period (2020 – 2023), the Company's Cumulative TSR was 5.1 percent and the Company's net income increased by 32.3%. Over the same period, the S&P 500 Utilities Index provided a cumulative TSR of 11.6 percent. The value of an initial fixed $100 investment based on the Company's cumulative TSR was 3.8, 3.8, and 5.1 percentage points above the S&P 500 Utilities Index TSR in 2020, 2021, and 2022, respectively, and 6.5 percentage points below for 2023, driven primarily by the impact of the fourth quarter 2023 Ameren stock price decline as a result of the unfavorable regulatory outcomes in Ameren Illinois’ natural gas and multi-year electric distribution rate review and grid plan proceedings.